                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the registrant /X/
      Filed by a party other than the registrant / /

      Check the appropriate box:
      / /        Preliminary proxy statement
      / /        Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive proxy statement
      /X/        Definitive additional materials
      / /        Soliciting material under Rule 14a-12

                              PROTECTION ONE, INC.
-------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              PROTECTION ONE, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

To the Stockholders of Protection One, Inc.:

    NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of Protection One, Inc., a Delaware corporation (the "Company"), will be held at 10:00 A.M., Pacific Daylight Time, on Tuesday, May 23, 2000 at The Ritz Carlton Marina del Rey at 4375 Admiralty Way, Marina del Rey, California 90292, for the following purposes, all as set forth in the attached
Proxy Statement:

    (1) To elect eleven directors;

    (2) To approve an amendment and restatement of the Company's Employee Stock Purchase Plan; and

    (3) To transact such other business as may properly come before the Meeting.

    The Board of Directors has fixed the close of business on April 11, 2000 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Meeting and any and all adjournments thereof.

    STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT AND TO ASSURE YOUR REPRESENTATION AT THE MEETING BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA, IS INCLUDED FOR YOUR CONVENIENCE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED, SIGNED AND RETURNED.

                                          By Order of the Board of Directors

                                          /s/ Annette M. Beck

                                          Annette M. Beck
                                          PRESIDENT

April 21, 2000

                              PROTECTION ONE, INC.

                              6011 BRISTOL PARKWAY
                         CULVER CITY, CALIFORNIA 90230

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 23, 2000

                            ------------------------

              The date of this Proxy Statement is April 21, 2000.

                            ------------------------

    This Proxy Statement is furnished to holders of shares of the Common Stock, par value $.01 per share ("Common Stock"), of Protection One, Inc., a Delaware corporation (the "Company" or "Protection One"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of the Common Stock for use at the 2000 Annual Meeting of Stockholders of the Company (the "Meeting"), for the purposes set forth in the foregoing notice of the Meeting, and at any and all adjournments of the Meeting. The Meeting will be held at 10:00 A.M., Pacific Daylight Time, on Tuesday, May 23, 2000, at The Ritz Carlton Marina del Rey at 4375 Admiralty Way, California 90292.

    This Proxy Statement and the enclosed proxy are first being mailed or otherwise released to stockholders entitled to vote at the Meeting on or about April 21, 2000. The Company's audited financial statements, together with the report thereon of Arthur Andersen LLP and certain other information concerning the Company, are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, a copy of which was mailed to stockholders of the Company on or about April 14, 2000.

    The Board of Directors requests that you complete, sign, date and return the enclosed proxy promptly, regardless of whether you plan to attend the Meeting. Any stockholder attending the Meeting may vote in person, even though he or she previously has returned a proxy.

                                  INTRODUCTION

MATTERS TO BE CONSIDERED

    At the Meeting, the stockholders of the Company will vote upon (i) the election of eleven directors to serve for one year and until their successors have been elected and shall have qualified; (ii) the approval of an amendment and restatement of the Company's Employee Stock Purchase Plan; and (iii) such other business as may properly come before the Meeting. The Board of Directors does not know of any other matters to be presented at the Meeting.

VOTING RIGHTS AND VOTES REQUIRED

    The Board of Directors has fixed the close of business on April 11, 2000 as the date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, 126,945,337 shares of Common Stock were outstanding.

    A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. Abstentions and shares held by a broker or other nominee holding shares for a beneficial owner that are represented but not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner (a "broker non-vote") will be counted as present for purposes of determining the presence of a quorum for the Meeting.

    Each holder of record of Common Stock on the Record Date is entitled to one vote for each share of Common Stock so held on each matter to be voted upon at the Meeting.

    The eleven directors to be elected at the Meeting will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting in person or by proxy. Because the eleven directors will be elected by a plurality vote (i.e., the eleven persons receiving the highest number of favorable votes will be elected) and assuming such election is uncontested, votes withheld from any one or more nominees and broker non-votes will not have any effect on the outcome of the election of directors.

    Approval of the amendment and restatement of the Employee Stock Purchase Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote on the matter. Action with respect to any other matter that may properly come before the Meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote on the matter or such other number of votes as may be required by applicable law. Abstentions will be counted in determining the total number of shares present and entitled to vote on such approval or any such proposal. Accordingly, although not counted as a vote "for" or "against" such approval or proposal, an abstention on such approval or any such proposal will have the same effect as a vote "against" such approval or proposal. Broker non-votes will not be counted in determining the number of shares present and entitled to vote on such approval or any such proposal, and will have no effect on the outcome.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

    In connection with the solicitation by the Board of Directors of proxies for use at the Meeting, the Board of Directors has designated Annette M. Beck, Douglas T. Lake and Anthony D. Somma as proxies. Shares of Common Stock represented by proxies in the accompanying form, properly executed, received prior to the Meeting and not revoked, will be voted at the Meeting in accordance with the instructions specified thereon. IF NO INSTRUCTIONS ARE SPECIFIED, SHARES OF COMMON STOCK REPRESENTED BY ANY SUCH PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED BELOW, TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS DESIGNATED AS PROXIES WITH REGARD TO ALL OTHER MATTERS, IF ANY, THAT MAY BE PRESENTED AT THE MEETING AND MATTERS INCIDENT TO THE CONDUCT OF THE MEETING. The Board of Directors is not aware of any matter that will come before the Meeting other than as described above.

    A stockholder may revoke his or her proxy at any time prior to its exercise by filing with the Secretary of the Company at its principal executive offices at 6011 Bristol Parkway, Culver City, California 90230 a notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy.

    In the event that the votes necessary to approve a proposal have not been obtained by the date of the Meeting, the chairman of the Meeting may, in his discretion, adjourn the Meeting from time to time to permit the solicitation of additional proxies by the Board of Directors.

    The costs of this solicitation, including expenses in connection with preparing and mailing this Proxy Statement and the enclosed proxy, will be paid by the Company. The Company will reimburse persons holding shares of Common Stock in their names or the names of their nominees but not owning such shares beneficially (such as brokerage firms, banks and other fiduciaries) for their expenses in forwarding soliciting materials to such beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information with respect to the beneficial ownership of Westar Capital, Inc. ("Westar Capital") of the Common Stock as of April 11, 2000. No other person is known to the Company to beneficially own more than 5% of the outstanding Common Stock.

                                                              AMOUNT AND NATURE OF   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP   OF CLASS
------------------------------------                          --------------------   --------
Westar Capital, Inc.
818 S. Kansas Avenue
Topeka, KS 66612                                                 107,328,902(1)       84.55%

------------------------

(1) Westar Capital is a wholly-owned subsidiary of Western Resources, Inc. ("Western Resources"). Western Resources has shared voting power and shared investment power with respect to, and is deemed under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to beneficially own, these shares.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

    Eleven directors will be elected at the Meeting, each to serve until the next annual meeting of the Company's stockholders and until his or her successor has been duly elected and qualified.

    The Contribution Agreement between the Company and Western Resources, dated July 30, 1997, as amended (the "Contribution Agreement"), provides that for so long as Western Resources directly or indirectly owns more than 50% of the outstanding shares of Common Stock, Western Resources will vote all such shares to elect as directors of Protection One an individual selected by Western Resources from the executive officers of Protection One, at least three "Independent Directors" (as defined in the Contribution Agreement) and eight additional individuals nominated by Western Resources. The nominees listed below satisfy the foregoing requirements. As indicated under "Security Ownership of Certain Beneficial Owners" above, Westar Capital, a wholly-owned subsidiary of Western Resources, beneficially owns in excess of 80% of the outstanding shares of Common Stock entitled to vote at the Meeting. Accordingly, the vote by Westar Capital of such shares in the election of directors of the Company will result in the election of all the nominees listed below, regardless of how any other stockholders may vote.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED BELOW AS A DIRECTOR OF THE COMPANY.

    Each of the nominees for director has consented to being named as a nominee in this Proxy Statement and to serve if elected. Although the Board of Directors does not know of any reason why any of the Board's nominees will be unavailable for election, in the event any such nominee should be so unavailable at the time of the Meeting, proxies in the accompanying form will be voted for the election of the balance of those nominees named and such other person as the Board of Directors shall select in accordance with the provisions of the Contribution Agreement described above.

    Certain information concerning each of the persons proposed by the Board of Directors for election at the Meeting as a director is set forth below.

    ANNETTE M. BECK, age 37, has been a director of Protection One since January 2000 and has been the President and Chief Operating Officer of Protection One since July 1999. From October 1998 and January 1999, respectively, until January 2000, Ms. Beck served as President and Chairman of the Board of Directors of Kansas Gas and Electric Company, a wholly-owned subsidiary of Western Resources. She was the Director--Strategic Planning from 1995 through 1998 and Director--Customer Service Operations from August 1997 through September 1998 for Western Resources, Inc. She also served as Vice President--Customer Service and Electric Operations from October 1998 through July 1999 for Western Resources, Inc.

    HOWARD A. CHRISTENSEN, age 66, has been a director of Protection One since November 1997. Since 1982, he has been the President and Chief Executive Officer of Christensen & Associates, an investor relations and strategic planning firm.

    JOHN B. DICUS, age 39, has been a director of Protection One since January 2000. Since 1996, Mr. Dicus has been President, Chief Operating Officer and Director of Capitol Federal Savings. From 1992 to 1996, he served as Executive Vice President of Capitol Federal Savings. He has also been the President, Chief Operating Officer and Director of Capitol Federal Financial since March 1999.

    MARIA DE LOURDES DUKE, age 53, has been a director of Protection One since May 1999. Ms. Duke is President of Fundacion Amistad, a non-profit organization working to increase awareness of Cuban history, cultures and society, and Senior Vice President of The Harbor for Boys and Girls, an agency which offers education, recreation and guidance programs to children in the Harlem area of New York City. She has also been a member of the Women's Commission of the International Rescue Committee since 1998, a member of the Duke University's Provost Advisory Committee on International Affairs since 1996 and is a member of the NYU Medical Center Child Study Center.

    BEN M. ENIS, age 58, has been a director of Protection One since September 1994. Until 1999, Mr. Enis was a Professor of Marketing at the University of Southern California where he currently serves as Professor Emeritus of Marketing. He is currently a director of Countrywide Credit Industries, Inc.

    DONALD A. JOHNSTON, age 66, has been a director of Protection One since January 2000. Since July 1996, Mr. Johnston has been a Consultant with Investment Management Group, Commerce Bank, N.A. He also served as Chairman Emeritus of Maupintour, Inc, a travel agency, from June 1995 through January 1996. He is currently a director of Commerce Bank, N.A., Douglas County Development, Inc. and Wakarusa Valley Development, Inc.

    CARL M. KOUPAL, JR., age 46, has been a director of Protection One since November 1997. Mr. Koupal is Executive Vice President and Chief Administrative Officer for Western Resources. From January 1995 to July 1995, he was Executive Vice President of Corporate Communications, Marketing and Economic Development for Western Resources.

    DOUGLAS T. LAKE, age 49, has been a director of Protection One since March 1999 and is Chairman of the Board of Directors of Protection One. Since September 1998, Mr. Lake has been Executive Vice President and Chief Strategic Officer of Western Resources. He also served as a Senior Managing Director at Bear Stearns & Co., Inc. from 1995 to 1998. He is currently a director of Guardian International, Inc., Paradigm Direct, LLC and ONEOK, Inc.

    JOHN H. ROBINSON, JR., age 49, has been a director of Protection One since January 2000. Mr. Robinson is an Executive Director of Amey PLC, a support services company based in the United Kingdom. Until March 2000, he was Vice Chairman and Partner of Black & Veatch, an engineering construction company, Chairman of Black & Veatch UK LTD, and Managing Partner of Black & Veatch LLP. He is currently a director of Commerce Bancshares, Inc., Alliance Resource Partners LP and Coeur Precious Metals.

    ANTHONY D. SOMMA, age 36, has been a director of Protection One since May 1999. Since March 1999, Mr. Somma has been the Secretary and Treasurer of the Company. From March 1999 through July 1999 he served as Acting Chief Financial Officer and on such date he was promoted to and continues to serve as Chief Financial Officer. He served as Manager of Corporate Development at Astra Resources, a subsidiary of Western Resources from December 1994 through July 1995. In July 1995, he moved to Western Resources' corporate office in the Corporate Strategy Department as a Project Manager. He was promoted in July 1996 to Director of Corporate Strategy, and in October 1998 to Executive Director of Finance of Western Resources, in which position he served until joining the Company.

    JAMES Q. WILSON, age 68, has been a director of Protection One since June 1996. Mr. Wilson is retired as a Professor of Management and Public Policy at the University of California at Los Angeles. He is currently a director of New England Electric System and State Farm Mutual Life Insurance Company.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD AND COMMITTEE MEETINGS

    The Board of Directors has a Compensation Committee, a Community and Charity Committee, an Audit and Finance Committee and a Nominating Committee. Prior to May 12, 1999, the Audit Committee and Finance Committee were separate. The members of the Compensation Committee are Mr. Christensen, Ms. Duke, Mr. Koupal and Mr. Wilson. The Compensation Committee establishes the salaries and bonuses for executive officers of the Company and reviews and makes recommendations to the Board of Directors regarding the Company's compensation and other benefit plans. The members of the Community and Charity Committee are Mr. Robinson, Mr. Dicus and Mr. Enis. The Community and Charity Committee reviews and recommends action relating to community and charitable activities of the Company. The members of the Audit and Finance Committee are Mr. Enis, Mr. Dicus and Mr. Johnston. The Audit and Finance Committee selects, subject to approval by the Board of Directors, independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries and reviews the results and scope of the audits and other services provided by the Company's independent auditors as well as reviews the financial structure and activities of the Company. The members of the Nominating Committee are Ms. Duke, Mr. Koupal, Mr. Lake and Mr. Wilson. The Nominating Committee reviews nominations for and recommends nominees to the Board of Directors of the Company. The Nomination Committee will not consider nominees recommended by security holders.

    During the year ended December 31, 1999, the Board of Directors held thirteen meetings. The Compensation Committee held five meetings. The Community and Charity Committee held three meetings. The Audit and Finance Committee held four meetings after May 12, 1999. Prior to their combination on such date, the Audit Committee held three meetings and the Finance Committee held one meeting. The Nominating Committee held two meetings.

    DIRECTOR COMPENSATION. All directors of Protection One who are not employees of Protection One or Western Resources will receive for their services as directors an annual fee of $20,000 and an additional fee of $1,000 per meeting (or $600 per telephonic attendance) of the Board and $750 per meeting (or $600 per telephonic attendance) of committees thereof attended.

    On January 21, 1999, pursuant to the Company's long-term incentive plan, each non-employee director received an option to acquire 5,000 shares of Common Stock. Each such option has a term of 10 years, will vest by one-third on each anniversary of the grant date for three years and has an exercise price based on the closing price of the Common Stock as reported on the New York Stock Exchange on the date granted.

    All directors are reimbursed for travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, the members of the Compensation Committee were Mr. Christensen, Ms. Duke, Mr. Koupal and Mr. Wilson. None of such persons is an employee of the Company, or serves or has formerly served as an officer of the Company.

                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

    The following table sets forth certain information with respect to beneficial ownership of the Common Stock, and of the common stock of Western Resources, as of April 11, 2000 by each of the Company's directors, director nominees and named executive officers, and all directors, director nominees and executive officers of the Company as a group. Unless otherwise indicated below, each individual named in the table has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                     AMOUNT AND NATURE OF                 AMOUNT AND NATURE OF
                                     BENEFICIAL OWNERSHIP   PERCENT OF   BENEFICIAL OWNERSHIP OF   PERCENT OF
NAME OF BENEFICIAL OWNER              OF THE COMPANY(2)      CLASS(3)     WESTERN RESOURCES(5)      CLASS(6)
------------------------             --------------------   ----------   -----------------------   ----------
Annette M. Beck....................                0           *                   9,200              *
Howard A. Christensen..............            3,333           *                       0              *
John B. Dicus......................                0           *                   1,500(7)           *
Maria de Lourdes Duke..............            1,111           *                       0              *
Dr. Ben M. Enis....................           33,334           *                       0              *
Donald A. Johnston.................                0           *                     369(8)           *
Carl M. Koupal, Jr.................                0           *                 135,068              *
Douglas T. Lake....................                0           *                 179,382              *
John E. Mack, III(1)...............          427,635           *                      99              *
James M. Mackenzie, Jr.(1).........          683,981           *                       0              *
Steven A. Millstein(1).............          125,000           *                       0              *
Thomas K. Rankin(1)................          429,551           *                       0              *
John H. Robinson, Jr...............                0           *                       0              *
Anthony D. Somma...................                0           *                   7,433              *
James Q. Wilson....................           25,434           *                       0              *
All directors, director nominees
  and executive officers of
  Protection One as a group
  (15 persons).....................        1,729,379(4)        1.36%             333,051(9)           *

------------------------

*   Less than one percent.

(1) Messrs. Mack, Mackenzie, Millstein and Rankin are no longer employed by Protection One.

(2) Includes shares subject to options that are currently exercisable or that become exercisable within 60 days after April 11, 2000 as follows:
    Mr. Christensen, 3,333; Ms. Duke, 1,111; Mr. Enis, 33,334; Mr. Mack, 316,600; Mr. Mackenzie, 395,600; Mr. Millstein, 125,000; Mr. Rankin, 311,600; and Mr. Wilson, 23,334.

(3) Based upon shares of Common Stock outstanding at April 11, 2000, as adjusted for options of such person(s) that are currently exercisable or that become exercisable within 60 days after April 11, 2000.

(4) Gives effect to footnotes 2 and 3.

(5) Includes shares subject to options that are currently exercisable or that become exercisable within 60 days after April 11, 2000 as follows: Ms. Beck, 8,208; Mr. Koupal, 53,499; Mr. Lake, 23,333; and Mr. Somma, 7,175.

(6) Based upon shares of common stock of Western Resources outstanding at April 11, 2000, as adjusted for options of such person(s) that are currently exercisable or that become exercisable within 60 days after April 11, 2000.

(7) Includes 1,500 shares jointly owned with Mr. Dicus's wife. Such shares are subject to shared voting power and shared investment power.

(8) Includes 169 shares held in the Alice Ann Dewell Johnston Revocable Trust of which Mr. Johnston's wife is the trustee. Such shares are subject to shared investment power.

(9) Gives effect to footnotes 5 through 8.

                              EXECUTIVE OFFICERS;
                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE OFFICERS

    The name, age and current position(s) with the Company of each executive officer of the Company are as set forth below.

    ANNETTE M. BECK, age 37, has been a director of Protection One since January 2000 and has been the President and Chief Operating Officer of Protection One since July 1999. From October 1998 and January 1999, respectively, until January 2000, Ms. Beck served as President and Chairman of the Board of Directors of Kansas Gas and Electric Company, a wholly-owned subsidiary of Western Resources. She was the Director--Strategic Planning from 1995 through 1998 and Director--Customer Service Operations from August 1997 through September 1998 for Western Resources, Inc. She also served as Vice President--Customer Service and Electric Operations from October 1998 through July 1999 for Western Resources, Inc.

    ANTHONY D. SOMMA, age 36, has been a director of Protection One since May 1999. Since March 1999, Mr. Somma has been the Secretary and Treasurer of the Company. From March 1999 through July 1999 he served as Acting Chief Financial Officer and on such date he was promoted to and continues to serve as Chief Financial Officer. He served as Manager of Corporate Development at Astra Resources, a subsidiary of Western Resources from December 1994 through July 1995. In July 1995, he moved to Western Resources' corporate office in the Corporate Strategy Department as a Project Manager. He was promoted in
July 1996 to Director of Corporate Strategy, and in October 1998 to Executive Director of Finance of Western Resources, in which position he served until joining the Company.

    All officers of Protection One are appointed by Protection One's Board of Directors and hold such officers' respective offices until their respective successors have been appointed, or their earlier death, resignation or removal by the Board of Directors.

EXECUTIVE COMPENSATION

    EMPLOYMENT AGREEMENTS

    Protection One has letters of understanding concerning certain terms of employment with Ms. Beck and Mr. Somma and employment agreements with Messrs. Mack, Mackenzie, Millstein and Rankin.

    Pursuant to their letters of understanding, each dated January 14, 2000, Ms. Beck and Mr. Somma are initially to receive annual base salaries in the amounts of $242,339 and $189,614, respectively, and are entitled to participate in Protection One's standard employee benefits program. Further, the letters provide that Ms. Beck and Mr. Somma are to receive annual amounts of $44,563 and $17,825, respectively, and one time payments of $6,880 and $2,847, respectively, to compensate them for additional expenses incurred by them and to attract them to the Company. In addition, Ms. Beck and Mr. Somma will receive annual automobile allowances of $12,861 each. Subject to annual review by the Board of Directors, Ms. Beck and Mr. Somma will receive stock options to purchase Common Stock. In 1999, Ms. Beck received 100,000 stock options and Mr. Somma received 50,000 stock options. The letters also set annual targeted incentives for Ms. Beck and Mr. Somma at 60% of their respective base salaries and additional base compensation. No specific periods of employment are provided for in such letters. In addition, the Company has entered into change-in-control agreements with Ms. Beck and Mr. Somma, each dated December 19, 1999, pursuant to which each executive has agreed that, should Western Resources announce that it intends to sell stock of the Company so that it would own, either directly or through an entity at least 30% controlled by or under common control with it, less than 50% of the Company's outstanding voting securities ordinarily having the right to vote in the election of directors ("Voting Securities"), such executive will continue in the employ of the Company until such transaction has been abandoned or a change-in-control has occurred. In the event the executive's employment is terminated within twelve months following a change-in-control other than by the Company for Cause or disability or by the executive for Good Reason, subject to certain conditions, the executive will be entitled to receive, among other things, approximately three times (i) such executive's annual base salary and (ii) the average incentive compensation awarded to such executive for the three prior bonus periods and such executive's employee welfare benefit plans shall continue in effect for three years or the earlier commencement of equivalent benefits from a new employer or retirement date of the executive. A "change-in-control" occurs when (a) any individual or entity other than the Company, a wholly-owned subsidiary of the Company, Western Resources or an affiliate becomes the beneficial owner of 50% or more of the Voting Securities; (b) individuals who constituted the Board of Directors of the Company on the date of the agreement (and directors who become directors by the approval of at least three quarters thereof) cease to constitute a majority of the Board of Directors of the Company; (c) the liquidation or dissolution of the Company; or (d) the sale of all or substantially all assets of the Company other than to Western Resources or its affiliates. "Cause" is defined as (a) the willful and continued failure by the executive to substantially perform his or her duties or (b) the willful engaging of illegal conduct by the executive which is materially injurious to the Company. "Good Reason" includes (a) an adverse change in the executive's status or position; (b) a reduction in the executive's base salary; and (c) the failure to provide the executive with substantially similar benefits. On January 1st of each year beginning in 2001, each change-in-control agreement is continually extended so as to cause each such agreement to have a remaining term of one year, unless the Company or the executive provides notice of termination at least 90 days prior to such January 1st date.

    In addition to employment agreements, the Company has entered into letter agreements with Messrs. Mack, Mackenzie, Millstein and Rankin, setting forth certain terms respecting the termination of their employment. The employment of these persons terminated on March 31, 2000, March 19, 1999, August 25, 1999 and September 15, 1999, respectively. Pursuant to their employment and letter agreements, each executive other than Mr. Millstein will receive monthly amounts of $33,333.33 (Mr. Mack), $42,307.50 (Mr. Mackenzie) and $27,982.33
(Mr. Rankin) for 36 months following such executive's termination date.
Mr. Millstein received a lump sum payment in the amount of $557,758 consisting of $500,000 paid in compromise of any other compensation due in connection with the termination of his employment, including salary, bonus and long-term incentives, and $57,758 for unused vacation. In addition, Messrs. MacKenzie and Rankin received payments of $44,806 and $29,422, respectively, for unused vacation and are entitled to the cost of outplacement services. Messrs. Mack and MacKenzie are entitled to reimbursement for up to $25,000 each for attorney's fees incurred in connection with the termination of their employment. Mr. Mack received an additional lump sum severance payment of $100,000, approximately $29,000 for unused vacation and certain items of personal property, the aggregate value of which did not exceed $7,500. Upon termination, each such executive's stock options became fully vested and exercisable for a three year period following their respective termination dates. Each such executive officer has agreed in his employment agreement not to compete with Protection One and not to solicit any Protection One employee, or hire any Protection One employee whose annual base salary and fixed or guaranteed bonus would be more than $50,000, prior to the later of the first anniversary of the date on which the officer's employment by Protection One terminates and the date on which the payments described above are paid in full. Pursuant to Mr. Millstein's separation agreement, Protection One waived compliance with Mr. Millstein's agreement not to compete in connection with his employment with ATX Technologies, Inc.

    SUMMARY OF EXECUTIVE COMPENSATION

    The following table summarizes the compensation for the fiscal years ended December 31, 1999, 1998, 1997 and September 30, 1997 of Protection One's former Chief Executive Officers, former executive officers Messrs. Millstein and Rankin and the two other executive officers of Protection One (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                              LONG TERM
                                                             ANNUAL COMPENSATION                           COMPENSATION(10)
                                            ------------------------------------------------------   ----------------------------
                                                                                                      SECURITIES
                                                                                     OTHER ANNUAL     UNDERLYING      ALL OTHER
                                                                                     COMPENSATION      OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION(S)              YEAR(7)    SALARY ($)    BONUS ($)(8)       ($)(9)       GRANTED (#)       ($)(11)
------------------------------------------  --------   -----------   -------------   -------------   ------------   -------------
Annette M. Beck(1) .......................    1999       104,194              --        10,970         100,000           16,580
  President and Chief Operating Officer

Anthony D. Somma(2) ......................    1999       127,943              --         8,093          50,000           11,017
  Chief Financial Officer, Secretary and
  Treasurer

John E. Mack III(3) ......................    1999       306,513              --            --          25,600           23,179
  Former Chief Executive Officer              1998       273,050          29,788            --         125,000            6,380
                                              1997*      214,452       1,590,758            --              --               --
                                              1997       199,172              --            --          25,000            1,159

James M. Mackenzie, Jr.(4) ...............    1999       121,417              --            --          62,600        1,575,078
  Former President and Chief Executive        1998       381,250          41,690            --         190,000            6,864
  Officer                                     1997*      315,976       1,616,232            --              --               --
                                              1997       300,155              --            --          25,000            1,727

Thomas K. Rankin(5) ......................    1999       222,167              --            --          25,600        1,048,962
  Former President and Chief Operating        1998       273,050          29,788            --         125,000            4,189
  Officer                                     1997*      214,453       1,590,758            --              --               --
                                              1997       199,172              --            --          25,000               --

Steven A. Millstein(6) ...................    1999       177,582              --            --              --          565,896
  Former President--Mobile Division           1998       270,800          29,788            --         125,000           13,519

------------------------------

(1) Annette M. Beck joined the Company as President and Chief Operating Officer on July 15, 1999.

(2) Anthony D. Somma joined the Company on March 19, 1999.

(3) John E. Mack, III's employment with the Company terminated on March 31,
    2000.

(4) James M. Mackenzie, Jr.'s employment with the Company terminated on March 19, 1999.

(5) Thomas K. Rankin's employment with the Company terminated on September 15, 1999.

(6) Steven A. Millstein became an Executive Vice President of the Company on November 24, 1997. Prior to such date, Mr. Millstein served, and he continued to serve, as the President of WestSec, Inc., and Westar Security, Inc., which became subsidiaries of the Company on such date. During the year ended December 31, 1997, Mr. Millstein's aggregate compensation from the Company, WestSec, Inc. and Westar Security, Inc. consisted of salary in the amount of $206,877 and other compensation in the amount of $225,628 (consisting of $105,728 representing compensation for his relocation to Dallas, Texas, $110,000 representing a retention bonus earned in fiscal 1997 and paid in fiscal 1998, and $9,900 representing an automobile allowance). In 1998, Mr. Millstein became President of the Mobile Division of the Company. Mr. Millstein's employment with the Company terminated on August 25, 1999.

(7) Information given for "1997*" relates to the fiscal year ended December 31, 1997. Information given for 1997 relates to the fiscal year ended
    September 30, 1997. Information relating to January 1 through September 30, 1997, is included in the information presented for the year ended
    September 30, 1997 and for the year ended December 31, 1997. Overlapping fiscal years are presented because the Company changed its fiscal year end from September 30 to December 31 in 1997.

(8) Bonus amounts reflect amounts earned during a period and may have been paid in subsequent periods.

(9) Represents amounts paid to offset the impact of certain taxes on amounts paid to compensate for benefits lost from previous employment and car allowances.

(10) The aggregate number (and value) for each of the executive officers at December 31, 1999 for outstanding restricted stock previously awarded was:
    4,156 ($8,052) for each of Messrs. Mack, Mackenzie and Rankin.

(11) The amounts disclosed in this column for 1999 include: (a) company contributions in the amounts of $587, $498, $1,790, $1,790 and $1,056 for Ms. Beck and Messrs. Somma, Mack, Mackenzie and Millstein, respectively, under the 401(k) plan; (b) insurance premiums paid by the Company in the amounts of $775, $797, $10,235, $3,412 and $7,676 for Ms. Beck and Messrs. Somma, Mack, Mackenzie and Rankin, respectively; (c) an automobile allowance from the Company in the amount of $3,760, $5,139, $6,250, $2,000, $4,500 and $7,082 for Ms. Beck and
    Messrs. Somma, Mack, Mackenzie, Rankin and Millstein, respectively;
    (d) additional benefit funds of $11,458 and $4,583 for Ms. Beck and Mr. Somma, respectively, to compensate for benefits lost from their previous employment; (e) payments for unused vacation of $4,904, $44,806, $29,422 and $57,758 for Messrs. Mack, Mackenzie, Rankin and Millstein, respectively; and
    (f) severance payments in the amount of $1,523,070, $1,007,364 and $500,000 to Messrs. Mackenzie, Rankin and Millstein, respectively, upon termination of their employment with the Company, pursuant to their employment agreements. Mr. Millstein's severance payment reflects the amount paid in compromise of any other compensation due in connection with the termination of his employment, including salary, bonus and long-term incentives.

    STOCK OPTION GRANTS

    The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1999 to the executive officers named in the Summary Compensation Table.

                           OPTION GRANTS IN LAST YEAR

                                                              INDIVIDUAL GRANTS(1)
                                   --------------------------------------------------------------------------
                                   NUMBER OF     PERCENT OF
                                   SECURITIES   TOTAL OPTIONS
                                   UNDERLYING    GRANTED TO     EXERCISE OR
                                    OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   GRANT DATE PRESENT
NAME                                GRANTED       LAST YEAR      ($/SH)(2)       DATE         VALUE ($)(3)
----                               ----------   -------------   -----------   ----------   ------------------
Annette M. Beck..................   100,000         9.1%           6.125        7/15/09          422,000
Anthony D. Somma.................    50,000         4.6%           6.125        7/15/09          211,000
John E. Mack, III................    25,600         2.3%          8.9275        1/21/09          146,688
James M. Mackenzie, Jr...........    62,600         5.7%          8.9275        1/21/09          358,698
Thomas K. Rankin.................    25,600         2.3%          8.9275        1/21/09          146,688
Steven A. Millstein..............        --           --              --             --               --

------------------------

(1) Ms. Beck and Mr. Somma's options were granted on July 15, 1999. All such options have 10 year terms, vest in increments of one-third of total number of options granted on the first, second and third anniversaries of the date of grant and are currently non-exercisable. All unexercised options terminate upon termination of the holder's employment with the Company. Messrs. Mack, Mackenzie and Rankin's options were granted on January 21, 1999. All such options were granted with ten year terms. On the respective dates of termination of their employment, all such options became fully vested and exercisable for a period of three years from such dates.

(2) The exercise price was determined by reference to the closing price of the Common Stock reported on the New York Stock Exchange on the respective dates of grant.

(3) The grant date valuation was calculated using the Black-Scholes option pricing model and assumptions called for by paragraph 19 and Appendix B of FAS123. This calculation does not necessarily follow the same method and assumptions that the Company uses in valuing long term incentives for other purposes. In calculating the grant date valuation the following assumptions were made: for options granted on January 21, 1999, actualized stock volatility of 62.29%; a 6-year time of exercise option term; a risk-free interest rate of 6.76%; an average dividend yield of 0.00% and vesting restrictions of 3.00 years; for options granted on July 15, 1999, actualized stock volatility of 70.80%; a 6-year time of exercise option term; a risk-free interest rate of 6.80%; an average dividend yield of 0.00% and vesting restrictions of 3.00 years. These numbers are calculated based upon the requirements promulgated by the Securities and Exchange Commission, and do not represent an estimate by the Company of future stock price growth.

    AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

    The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, certain information regarding the value of stock options held at year end. No stock option was exercised by any such executive officer during the year ended December 31, 1999.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR-END OPTION VALUES

                                                    NUMBER OF SHARES OF STOCK     VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                       OPTIONS AT 12/31/99         AT 12/31/99 ($)(1)
NAME                                                EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                                -------------------------   -------------------------
Annette M. Beck...................................           --/100,000                   --/--
Anthony D. Somma..................................           --/50,000                    --/--
John E. Mack, III.................................      252,866/58,734                    --/--
James M. Mackenzie................................      395,600/--                        --/--
Thomas K. Rankin..................................      311,600/--                        --/--
Steven A. Millstein...............................      125,000/--                        --/--

------------------------

(1) As of December 31, 1999, none of the options granted were in-the-money. Fair market value was calculated based upon the closing sales price of the Common Stock as reported on the New York Stock Exchange on December 31, 1999 ($1.9375). There is no guarantee that if and when any such option is exercised, the option will have such value.

                        COMPENSATION COMMITTEE REPORT ON
                     PROTECTION ONE EXECUTIVE COMPENSATION

    THE FOLLOWING REPORT WAS ISSUED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS WITH RESPECT TO THE FISCAL YEAR ENDED DECEMBER 31, 1999.

    The compensation of Protection One's Chief Executive Officer, like the other executive officers, consists of a combination of salary and bonuses. James M. Mackenzie was Chief Executive Officer until March 19, 1999. After March 19, 1999, John E. Mack, III began serving as Chief Executive Officer and continued in that position until March 31, 2000. The compensation of the Company's Chief Executive Officer is determined by the same criteria as used in determining the compensation of all of the Company's executive officers.

    Protection One has entered into employment agreements with Messrs. Mack, Mackenzie, Rankin and Millstein, and letters of understanding concerning certain terms of their employment with Ms. Beck and Mr. Somma. The base salary for each such executive officer is set forth in his or her employment agreement or letter of understanding, subject to adjustments by the Compensation Committee. The base salaries of other executive officers in 1999 was based upon the Compensation Committee's assessment of their experience, management skills and individual performance, as well as relevant market factors.

    In addition to base salaries, executive officers may receive bonuses paid in cash and in common stock, as well as other stock based compensation. In determining the bonuses of executive officers, the Compensation Committee considers a combination of objective and subjective performance criteria, all of which the Compensation Committee believes contribute to shareholder value. Objective criteria include stock appreciation and cash flow per share. The Compensation Committee believes linking executive compensation to the performance of the Company's common stock and cash flow aligns the interests of the executive officers with those of shareholders. In addition, the Compensation Committee reviews the business plans and projections prepared by management and compares the Company's actual performance to the objective criteria set forth in such plans and projections. Subjective criteria include the Company's customer service performance, approach to cost management, approach to expanding the customer base, management of infrastructure enhancements and success in capital formation. The Compensation Committee also considers individual performance. Based on the Compensation Committee's assessment of these criteria, no executive officers were awarded bonuses in 1999.

    In setting and adjusting the compensation of the Company's executive officers, the Compensation Committee considers compensation paid to other executive officers with comparable skills and experience in the security industry and other service industries. For this purpose, the Company's outside compensation advisor compiled and presented to the Compensation Committee market data concerning compensation of executive officers of companies deemed comparable on various bases and made recommendations to the Compensation Committee. On the basis of those recommendations, the Compensation Committee reviewed and adjusted executive compensation accordingly to better reflect the market compensation for each executive officer on an individual basis based on experience and skill. In structuring the Company's compensation plans, the Compensation Committee takes into consideration Section 162(m) (which disallows the deduction of compensation in excess of $1,000,000 except for incentive payments based upon performance goals) of the Internal Revenue Code and other factors which it deems appropriate. As a result, some, but not all, of the Company's compensation plans comply with Section 162(m).

                        Howard A. Christensen, Chairman
                             Maria de Lourdes Duke
                              Carl M. Koupal, Jr.
                                James Q. Wilson

The materials contained in the foregoing Compensation Committee Report on Executive Compensation and included under the caption "Performance Graph" are not "soliciting material," are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date of this Proxy Statement and irrespective of any general incorporation provision contained therein.

                               PERFORMANCE GRAPH

    The following chart compares the cumulative total stockholder returns on the Common Stock since December 31, 1994 to the cumulative total returns over the same period of the Russell 2000 index and a peer group index comprised of the common stock of Borg Warner Security Corporation, The Pittston Brinks Group Common Stock of The Pittston Company and Response USA, Inc. (the "Peer Group"). The Peer Group is based on the selection of companies operating in the security alarm monitoring business, and excludes, for 1999, Alarmguard Holdings, Inc. (included in last year's proxy statement), due to its having been acquired in 1999. The annual returns for the Peer Group index are weighted based on the capitalization of each company within the Peer Group at the beginning of each period for which a return is indicated. The chart assumes the value of the investment in the Common Stock and each index was $100 at December 31, 1994 and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        PROTECTION ONE, INC.  PEER GROUP  RUSSELL 2000
Dec-94               $100.00     $100.00       $100.00
Dec-95               $210.26     $121.72       $127.49
Dec-96               $202.56     $105.04       $154.73
Dec-97               $369.56     $158.47       $203.91
Dec-98               $279.72     $133.54       $190.75
Dec-99                $63.31      $87.93       $187.92

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, Protection One's executive officers and directors are required to file with the Securities and Exchange Commission reports of ownership and changes in ownership of shares of Common Stock. Copies of such reports are required to be furnished to Protection One. Based solely on Protection One's review of the copies of such reports furnished to Protection One or on written representations to Protection One that no such reports were required, Protection One believes that during the fiscal year ended December 31, 1999, all of Protection One's executive officers and directors and all beneficial owners of more than 10% of the Common Stock filed on a timely basis all reports, if any, required by Section 16(a) of the Exchange Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH WESTERN RESOURCES

    As described above, pursuant to the Contribution Agreement between the Company and Western Resources, Western Resources has agreed to certain arrangements relating to the election of directors of

Protection One. See "Election of Directors-Nominees for Election." In addition, during the 10-year period following November 24, 1997, a merger or a sale of all or substantially all of the assets of Protection One involving Western Resources or any affiliate of Western Resources generally will require the prior approval of a majority of the "Independent Directors" (as defined in the Contribution Agreement), and Western Resources may not acquire more than 85% of the outstanding shares of Common Stock or other voting securities of Protection One except under specified circumstances and subject to specified limitations.

    A tax sharing agreement between the Company and Western Resources provides for the payment to the Company by Western Resources for tax benefits utilized by Western Resources. Accordingly, a receivable of $31.1 million at December 31, 1999 from Western Resources reflects a receivable of $20.3 million for the tax benefit utilized by Western Resources in its 1998 consolidated income tax return. The balance of the receivable reflects the estimated benefit Western Resources expects to utilize in its 1999 consolidated income tax return. In February 2000, the Company received payment from Western Resources in the amount of $29.2 million for the $20.3 million 1998 tax receivable and an additional intercompany receivable of $8.9 million, reflecting the balance of a $12.6 million 1999 intercompany receivable relating to the acquisition of Protection One, reduced by charges under the service agreement with Western Resources decscribed below. The payment was comprised of certain of Protection One Alarm Monitoring Inc.'s ("Monitoring") outstanding debt securities that Westar Capital had acquired with a market value of approximately $15 million (including 6 3/4% Convertible Senior Subordinated Notes due 2003 convertible into 873,501 shares of Common Stock) and a promissory note in the principal amount of approximately $14.2 million, payable in cash or the delivery of certain of Monitoring's debt securities, with a variable interest rate and a maturity date of December 31, 2000. The variable interest rate is tied to the rate on the Company's senior credit facility, which was 8.2% on February 29, 2000.

    During the third quarter of 1999, the Company entered into a service agreement with Western Resources. Pursuant to this agreement Western Resources will provide administrative services including accounting, human resources, legal, facilities and technology. During 1999, the Company incurred charges of approximately $2 million for these services, which were based upon various hourly charges, negotiated fees and out-of-pocket expenses. These charges are expected to be approximately $6 million in 2000.

    On February 29, 2000, the Company sold its European operations and certain investments to Westar Capital. The consideration received was comprised of approximately $183 million in cash and certain of Monitoring's outstanding debt securities that Westar Capital had acquired with a market value of approximately $61 million (including 6 3/4% Convertible Senior Subordinated Notes due 2003 convertible into 3,554,560 shares of Common Stock). Westar Capital agreed to pay the Company a portion of the net gain, if any, on a subsequent sale of the business on a declining basis over the four years following the date of the Purchase Agreement. The cash proceeds of the sale were used to reduce the $240 million outstanding balance under the $250 million senior credit facility provided by Westar Capital to Monitoring. Westar Capital paid approximately
$102 million for the aggregate of approximately $76 million of Monitoring's debt securities paid to the Company as described above. The Company paid an aggregate of approximately $228.5 million for the European operations and other investments sold to Westar Capital.

    On December 17, 1999, Westar Capital became the lender under Monitoring's senior credit facility. On February 29, 2000, Monitoring and Westar Capital entered into a Second Amendment to the Credit Agreement dated December 21, 1998 (the "Credit Amendment"), that reduced the commitment under the senior credit facility from $250 million to $115 million, changed the maturity date from December 21, 2001 to January 2, 2001 and changed various other provisions of the facility, including the interest for borrowing and calculation of financial covenants. The Credit Amendment also provided that the commitment available under the facility may be increased by up to $40 million to finance certain acquisitions by Monitoring approved by Westar Capital. As of December 31, 1999, approximately $225 million was drawn under the facility. Based on the recommendation of a special committee of the Board of Directors, the sale of the Company's European operations and the entering into of the Credit Amendment were approved by the Board of Directors, excluding Messrs. Koupal and Lake. The special committee, comprised of

Ms. Duke and Messrs. Enis and Wilson, received a fairness opinion from an investment banker with regard to the sale of the European operations.

    In the third quarter of 1999, the Company signed a letter of intent with Paradigm Direct LLC ("Paradigm") concerning a three-year marketing relationship. The marketing agreement was entered into as of February 28, 2000. Westar Capital has a 40% ownership interest in Paradigm. The agreement contemplates that the Company will purchase customer accounts from Paradigm. In addition, the Company will purchase leads that satisfy certain criteria. In connection with the agreement, the Company's marketing personnel were transferred to Paradigm. During the third quarter of 1999, the Company paid to Paradigm approximately
$1 million in connection with start up costs relative to this program and has prepaid approximately $1 million for anticipated account purchases. While the Company has budgeted $4.5 million for payments in 2000 in connection with this relationship, it is unable to estimate the amount of such payments due to the recent inception of this relationship.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

    In January of 2000, the Company made a personal loan to John E. Mack III, a director and former Chief Executive Officer of the Company in the principal amount of $150,000 with interest at the variable interest rate equal to the rate the Company pays on its revolving credit facility. During 1998, the Company made a personal loan to Thomas Rankin, the former President of the Company. The largest aggregate amount of indebtedness outstanding during 1999 was $150,000. The balance of this loan, together with interest at the rate of 6.5%, was $140,366 at December 31, 1999.

                 PROPOSAL TO APPROVE AMENDMENT AND RESTATEMENT
                        OF EMPLOYEE STOCK PURCHASE PLAN

    On August 2, 1995, the Company's Board of Directors adopted the Protection One, Inc. Employee Stock Purchase Plan, subject to stockholder approval, and such stockholder approval was obtained on January 26, 1996. On October 26, 1999, the Company's Board of Directors approved an amendment and restatement of the Employee Stock Purchase Plan, effective as of April 1, 2000, subject to stockholder approval. The amended and restated Employee Stock Purchase Plan (including the subsequent amendment described below, the "ESPP") is similar in many respects to the plan as originally approved by the stockholders. The major differences are: (i) the 90-day service requirement for eligibility to participate has been eliminated, (ii) the requirement that purchase periods be six months in duration has been eliminated, (iii) the 5,000 share maximum on the number of shares that can be purchased by any participant in any purchase period and the 25% limit on the percentage of salary that may be contributed by participants have been eliminated (instead the committee responsible for administering the plan has been given authority to set maximums and minimums),
(iv) lump sum contributions will be permitted in addition to payroll deductions (subject to the prescribed maximums and minimums), (v) the committee responsible for administering the plan has been given the authority to credit interest on employee contributions, and (vi) certain restrictions on the ability of the Board of Directors to amend the plan without stockholder approval (largely reflecting federal securities law requirements that are no longer applicable) have been eliminated. Subsequent to adoption of the ESPP, the Company's Board of Directors approved, subject to stockholder approval, an amendment thereto that expands eligibility to employees of parents (as defined in the ESPP) of the Company.

    A copy of the ESPP is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description of the ESPP is a summary and does not purport to be a complete description. See Appendix A for more detailed information.

PURPOSE OF ESPP

    The ESPP provides a means for eligible employees of the Company and designated parents and subsidiaries to purchase shares of the Company's Common Stock under favorable terms through payroll deductions or cash payments. The Board of Directors believes that the ESPP promotes the interests of the Company and its stockholders by assisting the Company in attracting, retaining and stimulating the performance of employees and by aligning employees' interests through their purchases of Common Stock with the interests of stockholders. Stockholder approval of the ESPP is required in order for options granted under the ESPP to qualify for favorable tax treatment under the Code.

SHARES SUBJECT TO THE PLAN

    The ESPP provides that the aggregate number of shares of the Company's Common Stock that may be sold under the ESPP is 650,000, subject to adjustment from time to time for stock dividends, recapitalization, merger, spin-off, and certain other changes in capitalization as provided in the ESPP. This maximum remains unchanged from the maximum set forth in the ESPP as originally adopted. As of March 31, 2000, there were 457,154 shares available for future use.

ADMINISTRATION

    The ESPP is currently administered by the Compensation Committee. The Compensation Committee is authorized to administer and interpret the ESPP and to make such rules and regulations as it deems necessary to administer the ESPP.

ELIGIBILITY

    The ESPP is an employee benefit program that enables qualified employees of the Company and its parents and subsidiaries, in each case designated by the Compensation Committee, to purchase shares of Common Stock at a discount through payroll deductions or cash payments without incurring broker commissions. To participate, an employee must be employed by the Company or one of its designated parents or designated subsidiaries at the beginning of the offering period and the employee's customary employment must be for more than 20 hours each week and five months in any calendar year (unless the Compensation Committee determines otherwise on a uniform and nondiscriminatory basis). An employee is not eligible to continue participation in the ESPP in the event his or her employment is voluntarily or involuntarily terminated, or if such employee owns or will own, as a result of such participation, shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any related corporation. Employees represented by bargaining units do not currently participate in the ESPP. As of March 31, 2000, approximately 2,975 of the Company's employees are eligible to participate in the ESPP, including each of the executive officers. Non-employee directors of the Company are not eligible to participate in the ESPP.

STOCK PURCHASES

    The ESPP is implemented through a series of offerings. The length of each offering period is established by the Compensation Committee, but may not exceed 27 months. During these offering periods, participating employees accumulate funds in an account used to buy Common Stock through payroll deductions or cash payments at a rate selected by the employee (subject to such maximums and minimums as the Compensation Committee may prescribe). No participating employee may be granted an option to purchase Common Stock that permits the employee to purchase in any calendar year under the ESPP shares of Common Stock with an aggregate fair market value (determined at the time such option is granted) in excess of $25,000.

    At the end of each offering period, the market price of the Company's Common Stock is determined and the participating employees' accumulated funds (including any interest that may be credited under rules prescribed by the Compensation Committee) are used to purchase the appropriate number of shares of Common Stock. The purchase price per share of Common Stock under the ESPP is established by the Compensation Committee, but may not be less than the lower of 85% of the per share fair market value of the Common Stock on either the first day of the offering period or the last day of the offering period. The average of the high and low prices of a share of Common Stock on April 3, 2000 was $1.90625 as reported on the New York Stock Exchange.

AMENDMENT AND TERMINATION

    The Board of Directors has the power to amend, suspend or terminate the ESPP, provided that the Board may not amend the ESPP without stockholder approval if such approval is required by Section 423 of the Internal Revenue Code of 1986, as amended.

EFFECTIVE DATE; TERM OF THE PLAN

    The ESPP shall become effective April 1, 2000, subject to stockholder approval. The ESPP will continue in effect until all authorized shares have been issued, unless sooner terminated by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

    The Company intends that the ESPP qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Section 423 allows an employer to grant options to its employees to purchase company stock at a stipulated price without having the employees realize taxable income at the time the option is granted or when exercised. The basis of the stock received on exercise of an option under the ESPP is the exercise price paid for the stock. The Code imposes a holding period for favorable tax treatment upon disposition of Common Stock acquired under the ESPP equal to the later of two years after the grant date or one year after the purchase date. When the Common Stock is sold after this holding period, the employee will realize ordinary income up to the amount of any discount (up to a maximum of 15%) from the fair market value of Common Stock as of the grant date. Any further gain is taxed at long term capital gain rates. If the stock is sold before the holding period expires, the employee will realize ordinary income to the extent of the difference between the price actually paid for the stock and the fair market value of the stock at the purchase date, regardless of the price at which the stock is sold; and any further gain would be capital gain (short term or long term, depending on the holding period). If the sale price is less than the fair market value of the stock on the purchase date, the employee will realize a capital loss equal to such difference.

    The Company may not take a deduction for the difference between the fair market value of the Common Stock on the date of purchase by the employee and the purchase price paid for the Common Stock by the employee unless the employee disposes of the stock before the statutory holding periods expire.

VOTE REQUIRED FOR APPROVAL

    Approval of the amendment and restatement of the ESPP will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote on the matter. Abstentions will be counted in determining the total number of shares present and entitled to vote on such approval. Accordingly, although not counted as a vote "for" or "against" such approval, an abstention on such approval will have the same effect as a vote "against" such approval. Broker non-votes will not be counted in determining the number of shares present and entitled to vote on such approval, and will have no effect on the outcome. The vote by Westar Capital, which beneficially owns in excess of 80% of the outstanding shares of Common Stock entitled to vote at the meeting, for the approval of the amendment and restatement of the ESPP will result in such approval, regardless of how any other stockholder may vote.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit and Finance Committee of the Board of Directors recommended and the Board of Directors has selected Arthur Andersen LLP ("Andersen") as the independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2000. A representative of that firm is expected to be present at the Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If such firm should decline to act or otherwise become incapable of acting, or if such firm's employment is discontinued, the Company will select other independent public accountants for the Company.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 2001 Annual Meeting of the Company's stockholders must be received at the Company's principal executive offices at 6011 Bristol Parkway, Culver City, California 90230, addressed to the attention of the Secretary of the Company, by December 22, 2000 in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting. In addition, if a stockholder intends to present a proposal at the 2001 Annual Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by the Company's Secretary by March 7, 2001, then the proxies designated by the Board of Directors of the Company for the 2001 Annual Meeting of Shareholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement for such meeting or on the proxy card for such meeting.

                                 OTHER MATTERS

    The Board of Directors is not aware of any matter to be presented at the Meeting other than the matters described above. If any other matter properly comes before the Meeting, the persons named in the enclosed form of proxy intend to vote said proxy in accordance with their best judgment on such matter.

    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE 2000 ANNUAL MEETING, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. YOUR PROMPT RESPONSE WILL BE MUCH APPRECIATED.

                                                                      APPENDIX A

                              PROTECTION ONE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
            (AS AMENDED AND RESTATED EFFECTIVE AS OF APRIL 1, 2000)

1.  PURPOSE.

    The purpose of this Plan is to provide eligible employees the opportunity to purchase Common Stock at a discount on a basis that qualifies for the tax treatment prescribed by Code Section 423.

2.  DEFINITIONS.

    The following terms, when used in this Plan, shall have the following meanings:

        (a) "Board" or "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

        (b) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to the Code or to a particular section of the Code shall include references to any related Treasury Regulations and rulings and to successor provisions.

        (c) "Committee" means the Compensation Committee of the Board or such other committee as may be appointed by the Board of Directors to administer this Plan pursuant to the provisions of Section 3(a) of this Plan.

        (d) "Common Stock" means common stock of the Company.

        (e) "Company" means Protection One, Inc., a Delaware corporation, its successors and assigns.

        (f) "Fair Market Value" on a particular date means the average of the high and low sale prices of the Common Stock in trading on the date in question as reported by THE WALL STREET JOURNAL or another reputable source designated by the Committee; provided that if there were no sales on such date reported as provided above, such prices shall be computed as of the most recent prior day for which a sale was so reported. If the foregoing method of determining fair market value should be inconsistent with Code
    Section 423, then "Fair Market Value" shall be determined by the Committee in a manner consistent with such section of the Code and shall mean the value as so determined.

        (g) "General Counsel" means the General Counsel of the Company serving from time to time.

        (h) "Parent" means a parent corporation as defined in Section 424(e) of the Code, including a corporation which becomes such a parent in the future.

        (i) "Plan" means the Protection One, Inc. Employee Stock Purchase Plan set forth in these pages, as amended from time to time.

        (j) "Plan Compensation" means such compensation of a participant as prescribed by the Committee from time to time for purposes of this Plan consistent with the requirements of Code Section 423.

        (k) "Subsidiary" means a subsidiary as defined in Code Section 424(f), including a corporation which becomes such a subsidiary in the future.

3.  ADMINISTRATION.

        (a) The Plan shall be administered by a committee of the Board consisting of two or more directors of the Company, as appointed from time to time by the Board.

        (b) Subject to the provisions of this Plan, the powers of the Committee shall include having the authority, in its discretion, to:

           (i) define, prescribe, amend and rescind rules, regulations, procedures, terms and conditions relating to this Plan; and

           (ii) make all other determinations necessary or advisable for the administration of this Plan, including but not limited to interpreting this Plan, correcting defects, reconciling inconsistencies and resolving ambiguities.

        (c) The interpretation by the Committee of the terms and provisions of this Plan, and its administration of this Plan, and all action taken by the Committee, shall be final, binding and conclusive on the Company, its stockholders, Parent, Subsidiaries, all participants and employees, and upon their respective successors and assigns, and upon all other persons claiming under or through any of them.

        (d) Members of the Board and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

4.  STOCK SUBJECT TO THIS PLAN.

        (a) Subject to Section 4(c) of this Plan, the aggregate number of shares of Common Stock which may be sold under this Plan is 650,000 (six hundred fifty thousand).

        (b) If the number of shares of Common Stock that participating employees become entitled to purchase is greater than the number of shares of Common Stock that are offered in a particular offering or that remain available under this Plan, the available shares of Common Stock shall be allocated by the Committee among such participating employees in such manner as it deems fair and equitable consistent with the requirements of Code Section 423.

        (c) In the event of any change in the Common Stock, through recapitalization, merger, consolidation, stock dividend or split, combination or exchange of shares, spin off or otherwise, the Committee may make such equitable adjustments in this Plan and the then outstanding offerings as it deems necessary and appropriate including, but not limited to, changing the number of shares of Common Stock reserved under this Plan, and the price of the current offering; provided that any such adjustments shall be consistent with Code Sections 423 and 424.

        (d) Shares of Common Stock which may be delivered under this Plan may be obtained by the Company from its treasury, by purchases in the open market or from private sources, or by issuing authorized but unissued shares of its Common Stock. Shares of authorized, but unissued Common Stock, may not be delivered under this Plan if the purchase price thereof is less than the par value (if any) of the Common Stock at the time. The Committee may (but need not) provide at any time, or from time to time (including without limitation upon or in contemplation of a change in control), for a number of shares of Common Stock equal in number to the number of shares then subject to options under this Plan, or expected to be subject to options under this Plan in the then pending offering(s), to be issued or transferred to, or acquired by, a trust (including but not limited to a grantor trust) for the purpose of satisfying the Company's obligations under such options, and, unless prohibited by applicable law, such shares held in trust shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the options to which such shares relate might not be exercisable at the time. No fractional shares of Common Stock may be issued or sold under this Plan.

5.  ELIGIBILITY.

    All employees of the Company, and any designated Parent and any designated United States Subsidiary, in each case, designated by appropriate written resolution of the Committee from time to time, will be eligible to participate in this Plan, in accordance with and subject to such rules and regulations as the Committee may prescribe; provided, however, that (a) such rules shall neither permit nor deny participation in this Plan contrary to the requirements of the Code (including but not limited to Code Section 423(b)(3), (4) and (8) thereof), (b) no employee shall be eligible to participate in this Plan if his or her customary employment is 20 hours or less per week or for not more than 5 months in any calendar year, unless the Committee determines otherwise on a uniform and nondiscriminatory basis, (c) no employee may be granted an option under this Plan if such employee, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of his or her employer corporation or any Parent or Subsidiary corporation (within the meaning of Code Section 423(b)(3)), and (d) no employee represented by a particular bargaining unit may be granted an option under this Plan if the applicable bargaining unit representative has declined the opportunity for the bargaining unit to participate in this Plan. For purposes of the preceding sentence, the rules of Code Section 424(d) shall apply in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding options (whether or not such options qualify for the special tax treatment afforded by Code Section 421(a)) shall be treated as stock owned by the employee.

6.  OFFERINGS; PARTICIPATION.

    The Company may make offerings of up to 27 months' duration each, to eligible employees to purchase Common Stock under this Plan, until all shares authorized to be delivered under this Plan have been exhausted or until this Plan is sooner terminated by the Board. Subject to the preceding sentence, the duration and commencement date of any offering under this Plan shall be determined by the Committee in its sole discretion. Subject to such rules, procedures and forms as the Committee may prescribe and to the requirements of Code Section 423 and other applicable law, an eligible employee may participate in an offering at such time(s) as the Committee may permit by authorizing a deduction from his or her Plan Compensation for such purpose, provided that the aggregate of all such deductions and any lump-sum contribution during an offering period may not exceed such maximum amount and/or percentage of Plan compensation as the Committee may designate. The Committee may at any time suspend or accelerate the completion of an offering if required by law or deemed by the Committee to be in the best interests of the Company, including in the event of a change in ownership or control of the Company, its Parent or any Subsidiary. The Company's obligation to sell and deliver Common Stock under this Plan shall be subject to the approval of any governmental authority whose approval the General Counsel determines is necessary or advisable to obtain in connection with the authorization, issuance or sale of such Common Stock.

7.  PAYROLL DEDUCTIONS; LUMP-SUM CONTRIBUTION.

        (a) The Company will maintain accounts on its books for all participating employees. All employee contributions shall be credited to such accounts. Employee contributions credited to the accounts of participating employees need not be segregated from other corporate funds and may be used for any corporate purpose.

        (b) At such times as the Committee may permit and subject to such rules, procedures and forms as the Committee may prescribe, an employee may increase, decrease or suspend his or her payroll deduction during an offering, or may withdraw the balance of the account maintained under the Plan for such employee and thereby withdraw from participation in an offering.

        (c) In addition to payroll deductions, a participating employee may elect at any time during an offering period to make a single lump-sum contribution to the account maintained under the Plan for such employee, subject to such rules, procedures and forms as the Committee may prescribe. The limit on payroll deductions set forth in Section 6 above shall apply to lump-sum contributions as well, so that the total contributed to the account maintained under the Plan for the employee, whether by payroll deduction or by lump-sum contribution, shall not in the aggregate exceed such maximum amount and/or percentage of Plan Compensation as the Committee may designate pursuant to Section 6 of this Plan.

        (d) The Committee shall determine from time to time in its sole discretion whether, and if so at what rate and under what circumstances, payroll deductions and/or lump sum contributions contributed to the account shall accrue interest.

        (e) No employee shall be permitted to make any elective contribution or employee contribution to this Plan for a period of 12 months after the payment to such employee of a hardship distribution (as described in Treasury Regulation Section 1.401(k)-1(d)(2)(iv)(B)(4)) from a plan of the Company or a related party within the provisions of Code Section 414(b),
    (c), (m) or (o) containing a cash or deferred arrangement under Code
    Section 401(k). The foregoing sentence shall not apply if and to the extent the General Counsel determines it is not necessary to qualify any such plan as a cash or deferred arrangement under Code Section 401(k).

        (f) Any balance remaining in any employee's account at the end of an offering period will be carried forward into the account maintained under the Plan for the employee for the following offering period. In no event will the balance carried forward be equal to or greater than the purchase price of one share of Common Stock as determined under Section 8(c) of this Plan. Any excess shall be refunded to the participant. Upon termination of this Plan, all amounts in the accounts of participating employees shall be carried forward into their accounts under a successor plan, if any, or refunded to them, as the Committee may decide.

        (g) In the event of the termination of a participating employee's employment for any reason, his or her participation in any offering under this Plan shall cease, no further amounts shall be deducted pursuant to this Plan and the balance in the employee's account shall be paid to the employee, or, in the event of the employee's death, to the employee's beneficiary. For purposes of this Plan, a participating employee's beneficiary shall be his or her beneficiary under applicable state payroll laws.

8.  PURCHASE; LIMITATIONS.

        (a) Within the limitations of Section 8(d) of this Plan, each employee participating in any offering under this Plan will be granted an option, upon the effective date of such offering, for as many full shares of Common Stock as the amount of his or her account (including any contribution made by means other than payroll deductions) at the end of the offering can purchase.

        (b) As of the last day of the offering period, the account of each participating employee shall be totaled. Subject to the provisions of Sections 7(b) and 8(d) of this Plan, if such account contains sufficient funds as of that date to purchase one or more full shares of Common Stock at the price determined under Section 8(c) of this Plan, the employee shall be deemed to have exercised an option to purchase the largest number of full shares of Common Stock at the price determined under Section 8(c) of this Plan that the balance of the account maintained under the Plan for the employee will permit; such employee's account will be charged for the amount of the purchase and for all purposes under this Plan the employee will be deemed to have acquired the shares on that date; and either a stock certificate representing such shares will be issued to him or her, or the Company's registrar will make an entry on its books and records evidencing that such shares have been duly issued or transferred as of that date, as the Committee may direct. Notwithstanding any provision of this Plan to the contrary, the Committee may but need not permit fractional shares to be purchased under this Plan provided no certificates may be issued for fractional shares.

        (c) The Committee shall determine before the first day of any offering period under this Plan the purchase price of shares of Common Stock which may be sold under the respective offering, subject to the conditions set forth in Section 8(c) of this Plan and Code Section 423. The purchase price of shares of Common Stock which may be sold under this plan shall be no less than (i) an amount not less than 85% (eighty-five percent) of the Fair Market Value as of the first day of the offering period, or if such day is not a day for which Fair Market Value is available, then the next succeeding day on which such Fair Market Value is available, (ii) an amount not less than 85% (eighty-five percent) of the Fair Market Value as of the last day of the offering period, or if such day is not a day for which Fair Market Value is available, then the next succeeding day on which such Fair Market Value is available, (iii) the lesser of the amounts described in Sections 8(c)(i) and 8(c)(ii) of this Plan, or (iv) the minimum amount that complies with Code Section 423.

        (d) In addition to any other limitations set forth in, or authorized by the Committee under, this Plan, (i) no employee may purchase in any offering period under this Plan more than the number of shares of Common Stock determined by dividing the lesser of the employee's Plan Compensation as of the first day of the offering period or $25,000 by the Fair Market Value of a share of Common Stock on that day, and (ii) no employee may be granted an option under this Plan which permits his or her rights to purchase stock under this Plan, and any other stock purchase plan of his or her employer corporation and its parent and subsidiary corporations that is qualified under Code Section 423, to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which the option is outstanding at any time. The Committee may further limit the amount of Common Stock which may be purchased by any employee during an offering period in accordance with Code
    Section 423(b)(5).

9.  NO TRANSFER.

        (a) No option, right or benefit under this Plan may be transferred by a participating employee, whether by will, the laws of descent and distribution, or otherwise, and all options, rights and benefits under this Plan may be exercised during the participating employee's lifetime only by such employee.

        (b) Book entry accounts and certificates for shares of Common Stock purchased under this Plan may be maintained or registered, as the case may be, only in the name of the participating employee or, if such employee so indicates on his or her payroll deduction authorization form, in his or her name jointly with a member of his or her family, with right of survivorship.

10. EFFECTIVE DATE OF AMENDMENT AND RESTATEMENT OF THE DURATION OF THE PLAN.

    The amendment and restatement of the Plan as set forth herein shall be effective as of April 1, 2000, subject to the approval of such amendment and restatement by the shareholders of the Company. The Plan, as so amended and restated (and as it may hereafter be amended), shall remain in effect until all shares authorized to be issued or transferred hereunder have been exhausted or until this Plan is sooner terminated by the Board of Directors, and may continue in effect thereafter with respect to any options outstanding at the time of such termination if the Board of Directors so provides.

11. AMENDMENT AND TERMINATION OF THE PLAN.

    The Plan may at any time be amended in any respect or terminated by written resolution of the Board of Directors without shareholder approval, unless shareholder approval is required under Section 423 of the Code.

12. GENERAL PROVISIONS.

        (a) Nothing contained in this Plan shall be deemed to confer upon any person any right to continue as an employee of or to be associated in any other way with the Company for any period of time or at any particular rate of compensation.

        (b) No person shall have any rights as a stockholder of the Company with respect to any shares optioned under this Plan until such shares are issued or transferred to him or her.

        (c) All expenses of adopting and administering this Plan shall be borne by the Company, and none of such expenses shall be charged to any participant.

        (d) The Plan shall be governed by and construed under the laws of the State of Delaware, without giving effect to the principles of conflicts of laws of that State.

        (e) The Plan and each offering under this Plan are intended to qualify as an "employee stock purchase plan" within the meaning of Code
    Section 423. Every provision of this Plan shall be administered, interpreted and construed to carry out those intentions, and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN          Please mark   /X/
THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED                 your votes as
STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL         indicated in
BE VOTED FOR ITEMS 1 AND 2.                                   this example




(THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR.)

Item 1. ELECTION OF DIRECTORS.

FOR all nominees                    Nominees: Howard A. Cristensen, John B.
listed to the right                 Dicus, Maria de Lourdes Duke, Ben M. Enis,
(except as marked                   Donald A. Johnston, John H. Robinson, Jr.,
to the contrary)                    James Q. Wilson, Annette M. Beck, Anthony D.
                                    Somma, Carl M. Koupal, Jr. and Douglas T.
         / /                        Lake.

    WITHHOLD                        If any nominee is unable or unwilling to
    AUTHORITY                       serve or is otherwise unavailable, said
 to vote for all                    proxies shall have discretion and authority
nominees listed to                  to vote in accordance with their judgment
     the right                      for any other nominees. (INSTRUCTION: To
                                    withhold authority to vote for one or more
        / /                         individual nominees, write such name or
                                    names in the space provided below.)


                                    --------------------------------------------

(THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR.)

Item 2. APPROVAL OF AMENDMENT AND RESTATEMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

                   FOR               AGAINST           ABSTAIN
                   / /                 / /               / /

                                    Date
                                        ----------------------------------------

                                    Signature
                                             -----------------------------------

                                    Signature
                                             -----------------------------------

                                    NOTE: Please sign exactly as name appears to the left. When signing as attorney, executor, trustee, guarantor or officer of a corporation, please give full title as such. For joint accounts, all named holders should sign.

                                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                    CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


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

                              PROTECTION ONE, INC.

                              6011 BRISTOL PARKWAY
                         CULVER CITY, CALIFORNIA 90230

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR
               THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 23, 2000

The undersigned, a stockholder of Protection One, Inc., a California corporation, hereby appoints ANNETTE M. BECK, DOUGLAS T. LAKE and ANTHONY D. SOMMA, and each of them as the attorneys and proxies of the undersigned, with power of substitution, to attend the Annual Meeting of Shareholders of Protection One, Inc. to be held at the Ritz Carlton Marina del Rey at 4375 Admiralty Way, Marina del Rey, California 90292 on Tuesday, May 23, 2000, at 10:00 A.M. Pacific Daylight Time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse side, and, in their discretion, upon such other matters as may properly come before the meeting. This proxy revokes all prior proxies given by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

       (Continued, and to be marked, dated and signed on the other side)


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